UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2026

IVANHOE ELECTRIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 E Rio Salado Parkway, Suite 130 Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 656-5821

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Contract.

As previously disclosed in the Current Report on Form 8-K of Ivanhoe Electric Inc. (the “Company”) filed on May 11, 2026, the Company secured a legally binding option to acquire the Crossover XRE Tunnel Boring Machine (“TBM”) from The Robbins Company (“Robbins”) in March 2026.

On May 28, 2026, the Company, through its wholly owned subsidiary Mesa Cobre Holding Corporation (“Mesa Cobre”), entered into an Agreement for the Purchase, Supply, Transport, Assembly, Testing, and Commissioning of a Tunnel Boring Machine and Associated Equipment (the “Purchase Agreement”) with Global TBM Company dba Robbins.

Pursuant to the Purchase Agreement, Robbins will sell, supply, transport, assemble, test, and commission for Mesa Cobre the TBM for Mesa Cobre’s use on the Santa Cruz Copper Project. Mesa Cobre will pay Robbins a total of $64,710,043, inclusive of a previously-paid deposit of $1,100,000. The balance of $63,610,043 is to be paid 20% following the signing of the Purchase Agreement, and 80% in a series of milestone payments relating to certain events specified in the Purchase Agreement relating to shipping (32.5%), delivery to the Santa Cruz Project site (20%), and assembly, commissioning and use of the TBM (27.5%). Transportation to the project site will be reimbursed by Mesa Cobre at cost plus 10%, and any tariffs will be reimbursed by Mesa Cobre without markup. An additional cost of assembly of the TBM of $5,800,000 will be paid to Robbins by Mesa Cobre pursuant to payment milestones as outlined in Appendix 9 to the Purchase Agreement. Title to the TBM and equipment transfers to Mesa Cobre upon delivery at the project.

Commissioning occurs when the equipment is assembled, tested and operational, including the installation of the reaction frame at the bottom of the box cut at the site in accordance with the Purchase Agreement, and is to occur by July 30, 2027 or such other date that the parties may agree in writing. Subject to a two-week grace period and the liability limitations under the Purchase Agreement, Robbins agrees to pay Mesa Cobre liquidated damages of $50,000 per calendar day that commissioning is delayed due to Robbins’ failure to timely deliver the equipment. Subject to certain exceptions specified in the Purchase Agreement, liquidated damages are the exclusive remedy for delay.

Robbins agrees to certain warranties and to maintain certain insurance. Each party indemnifies the other for third-party claims to the extent caused by its own negligence or willful misconduct. Robbins also provides intellectual property indemnification and must, if necessary, provide non-infringing means of use or secure rights for Mesa Cobre to continue use. Robbins’ aggregate liability under the Purchase Agreement is capped at 10% of the total aggregate purchase price, subject to carve-outs for Robbins’ gross negligence, willful misconduct or fraud, certain termination-for-default circumstances, third-party indemnification obligations, and warranty obligations. Consequential and similar indirect damages are disclaimed by both parties, without prejudice to assessment of liquidated damages as applicable.

Mesa Cobre may direct changes, with equitable adjustments to the purchase price and schedule memorialized by change order or written directive and differing site conditions may entitle Robbins to equitable adjustment. Mesa Cobre may terminate for convenience on five days’ notice (including if the Santa Cruz Copper Project is suspended or terminated), with specified wind-down and compensation provisions. Robbins may suspend for non-payment, and after specified cure periods may terminate for continued non-payment.

The foregoing summary of the Purchase Agreement does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Agreement between Mesa Cobre Holding Corporation and Global TBM Company dba Robbins for the Purchase, Supply, Transport, Assembly, Testing, and Commissioning of a Tunnel Boring Machine and Associated Equipment dated May 28, 2026
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

*	Certain appendices and exhibits have been omitted or redacted pursuant to Items 601(a)(5), 601(a)(6), and/or 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted appendix or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: May 29, 2026	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer